Addendum to Credit Facility Agreement

This is an addendum to the Credit Facility entered into as of October 31, 1998 by and between Epsom Investment Services N.V. (Epsom) and Resource Finance & Investment Ltd dated the 1st December 2002.

Whereas, Epsom has extended credit to the Company for the amount of One hundred and fifty thousand United States Dollars (US$ 150,000) as of September 15, 1999.

On September 30, 1999, a further agreement was entered into between Epsom and Resource Finance & Investment Ltd. whereby Epsom agrees to increase the credit facility agreement from One hundred and fifty thousand United States Dollars (US$ 150,000) to Two hundred and fifty thousand United States Dollars (US$ 250,000). Furthermore, it was agreed that the Maturity Date for this credit facility is extended to December 31, 2001.

Although the loan facility was paid off in February 2001, Epsom agreed to keep the facility open until the Maturity date and subsequently extended it to 31st December 2002.

On September 30th 2003, a further agreement was entered into between Epsom and Resource Finance and Investment Ltd whereby Epsom agrees to increase the credit facility agreement from Two hundred and fifty thousand United States Dollars (US$ 250,000) to Five Hundred thousand United States Dollars (US$ 500,000).

On 31st December 2003, the loan facility was converted into shares of the company. Furthermore Epsom and Resource Finance and Investment Ltd agree to decrease the credit facility agreement from Five hundred and fifty thousand United States Dollars (US$ 500,000) to Two Hundred and Fifty thousand United States Dollars (US$ 250,000).Epsom also agrees to a further extension to the maturity date to December 31st, 2005.

On the 12th November 2004, Epsom agreed to increase the facility from Two Hundred and Fifty thousand United States Dollars (US$ 250,000) to the amount of Five hundred thousand United States Dollars (US$ 500,000).

On the 23rd February 2006, Epsom agreed to increase the facility from Five Hundred Thousand United States Dollars (US$ 500,000) to the amount of One Million United States Dollars (US$ 1,000,000). Furthermore it was agreed that the maturity date for this credit facility is extended to December 31, 2007

It is agreed that all other terms and conditions of the Credit Facility remain the same. This addendum, dated 23rd February 2006, is a part of the whole agreement of the above referenced credit agreement.

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For Epsom Investment Services N.V.	For Resource Finance & Investment Ltd.
David Craven	Michael Brickell
Director	Director